-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------


                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                       -----------------------------------



        Date of Report (Date of earliest event reported): March 31, 1999


                                 NCO GROUP, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



        Pennsylvania                   0-21639                 23-2858652
-----------------------------     -----------------      ----------------------
(State or other jurisdiction      (Commission File         (I.R.S. Employer
    of incorporation or               Number)            Identification Number)
       organization)

                             515 Pennsylvania Avenue
                       Fort Washington, Pennsylvania 19034
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (215) 793-9300

Item 5.            Other Events
                   ------------

         On April 15, 1999, NCO Group, Inc. ("NCO") filed a Current Report on Form 8-K with the SEC to report the acquisition of JDR Holdings, Inc. ("JDR"). The acquisition of JDR was accounted for using the pooling-of-interests method of accounting. NCO is amending such Current Report on Form 8-K to provide NCO's restated historical financial information to include the historical financial information of JDR.

Item 7.           Financial Statements and Exhibits.
                  ----------------------------------

         The following exhibits are being filed as part of this report:

         (a)      Financial Statements of Businesses Acquired.

                  Financial Statements of JDR:

                  Previously filed with Current Report on Form 8-K/A filed on
                      May 28, 1999.

                  Restated Financial Statements of NCO and Subsidiaries:

                  Management's Discussion and Analysis of Financial Condition
                     and Results of Operations............................................. F-1

                  Report of Independent Accountants........................................ F-11

                  Consolidated Balance Sheets as of December 31, 1997 and 1998............. F-12

                  Consolidated Statements of Income for each of the three years in the period ended December 31, 1998................................. F-13

                  Consolidated Statements of Redeemable Preferred Stock and
                    Shareholders' Equity for each of the three years in the period ended December 31, 1998................................................ F-14

                  Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1998................................. F-15

                  Notes to the Consolidated Financial Statements........................... F-16

         (b)      Pro Forma Financial Information.

                  Pro forma financial information giving effect to the acquisition of JDR is contained in the restated financial statements of NCO contained in Item 7(a) above.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       NCO GROUP, INC.




                                       By: /s/ Steven L. Winokur
                                           -------------------------------------
                                           Steven L. Winokur
                                           Executive Vice President, Finance,
                                           Chief Executive Officer and Treasurer

Date: June 11, 1999

Management's Discussion and Analysis of
Financial Condition and Results of Operations.

     Results of Operations

     The following table sets forth the historical income statement data as a percentage of revenue:

                                                                 Years Ended December 31,
                                                ----------------------------------------------------------
                                                 1994         1995         1996         1997         1998
                                                ------       ------       ------       ------       ------
Revenue                                         100.0%       100.0%       100.0%       100.0%       100.0%

Operating costs and expenses:
     Payroll and related expenses                53.1         53.4         47.6         52.7         51.9
     Selling, general and administrative
       expenses                                  31.2         31.7         32.6         33.7         28.9
     Depreciation and amortization expense        2.5          2.7          4.1          4.2          4.3
                                                -----        -----        -----        -----        -----
         Total operating costs and expenses      86.8         87.8         84.3         90.6         85.1
                                                -----        -----        -----        -----        -----
Income from operations                           13.2         12.2         15.7          9.4         14.9

Other income (expense)                           (0.5)        (1.4)        (1.9)        (0.7)        (1.2)
                                                -----        -----        -----        -----        -----
Income before provision for income taxes         12.7         10.8         13.8          8.7         13.7

Income tax expense(1)                             5.1          4.3          5.5          4.4          5.7
                                                -----        -----        -----        -----        -----

Net income                                        7.6%         6.5%         8.3%         4.3%         8.0%
                                                =====        =====        =====        =====        =====

(1) The Company was taxed as an S Corporation prior to September 3, 1996. Accordingly, income tax expense and net income have been provided on a pro forma basis as if the Company had been subject to income taxes in all periods presented.

Year ended December 31, 1998 Compared to Year ended December 31, 1997

     Revenue. Revenue increased $121.9 million or 112.8% to $230.0 million for 1998 from $108.1 million in 1997. Of this increase in revenue, $28.2 million was attributable to a full year of revenue from JDR Holdings, Inc. ("JDR"), which completed a recapitalization that resulted in a new basis of accounting on May 29, 1997, compared to revenue in 1997 for the period from May 29, 1997 to December 31, 1997. In addition, $8.5 million was attributable to the acquisition of Medaphis Services Corporation ("MSC") completed in November 1998, $12.3 million was attributable to the acquisition of MedSource, Inc. ("MedSource") completed in July 1998, $35.3 million was attributable to the acquisition of FCA International Ltd. ("FCA") completed in May 1998, $8.9 million was attributable to the acquisitions of American Financial Enterprises, Inc. Collections Division ("AFECD") and The Response Center ("TRC") completed in the first quarter of 1998, and $4.3 million was attributable to the acquisitions of ADVANTAGE Financial Services, Inc. ("AFS") and Credit Acceptance Corp. ("CAC") completed in the fourth quarter of 1997. The addition of new clients and growth in business from existing clients represented $24.4 million of the increase in revenue.

     Payroll and related expenses. Payroll and related expenses increased $62.4 million to $119.3 million for 1998 from $56.9 million in 1997, and decreased as a percentage of revenue to 51.9% from 52.7%. Payroll and related expenses decreased as a percentage of revenue primarily as a result of JDR's increased productivity and greater efficiencies achieved as a result of JDR's acquisitions and the absorption of management and administrative costs over a larger revenue base. In addition, a portion of this decrease was the result of lower payroll costs related to MedSource and by spreading the cost of management and administrative personnel over a larger revenue base. The decrease was partially offset by higher payroll costs related to FCA and the market research division.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $30.2 million to $66.6 million for 1998 from $36.4 million in 1997. Selling, general and administrative expenses decreased as a percentage of revenue to 28.9% from 33.7%. This decrease resulted from the Company realizing operating efficiencies and by spreading selling, general and administrative expenses over a larger revenue base. In addition, a portion of this decrease can be attributed to the increase in the size of the Marketing Strategy Division since it has a lower selling, general and administrative cost structure than the remainder of the Company.

     Depreciation and amortization. Depreciation and amortization increased to $9.9 million for 1998 from $4.6 million in 1997. Of this increase, $999,000 was attributable to the acquisitions completed by JDR in May 1997, $335,000 was attributable to the MSC acquisition, $849,000 was attributable to the MedSource acquisition, $1.3 million was attributable to the FCA acquisition, $653,000 was attributable to the acquisitions of AFECD and TRC completed in the first quarter of 1998, and $367,000 was attributable to the acquisitions of AFS and CAC completed in the fourth quarter of 1997. The remaining $797,000 consisted of depreciation resulting from normal capital expenditures incurred in the ordinary course of business.

     Other income (expense). Interest and investment income increased $110,000 to $1.1 million for 1998 from the comparable period in 1997. This increase was primarily attributable to an increase in operating funds and funds held in trust for clients. Interest expense increased to $3.9 million for 1998 from $1.8 million in 1997. The increase was partially attributable to the Company financing the May 1998 acquisition of FCA with $74.0 million of borrowings under its revolving credit facility. In June 1998, the $74.0 million from the revolving credit facility was repaid with a portion of the proceeds from the Company's public offering completed in June 1998 (the "1998 Offering"). In addition, the Company financed $25.5 million of the MedSource acquisition with borrowings under the revolving credit facility. The Company also financed the November 1998 acquisition of Medaphis Services Corporation with $107.5 million of borrowings under its revolving credit facility.

     Income tax expense. Income tax expense for 1998 increased to $13.1 million, or 42% of income before taxes, from $4.8 million, or 51% of income before taxes, for 1997. Income taxes were computed after giving effect to non-deductible goodwill expenses resulting from certain of the acquired companies. The decrease in the effective tax rate resulted from JDR having a loss in 1997 for federal income tax purposes for which no tax benefit was realized during 1997. This decrease was partially offset by the full-year impact of the non-deductible goodwill related to certain acquisitions completed during 1997 and the impact of the non-deductible goodwill related to certain acquisitions completed during 1998.

     Net income. Net income in 1998 increased to $18.3 million from net income of $4.6 million in 1997, a 299.6% increase.

Year ended December 31, 1997 Compared to Year ended December 31, 1996

     Revenue. Revenue increased $77.3 million or 251.3% to $108.1 million for 1997 from $30.8 million in 1996. Of this increase in revenue, $22.8 million was attributable to JDR, which completed a recapitalization that resulted in a new basis of accounting on May 29, 1997, for the period from May 29, 1997 to December 31, 1997. In addition, $8.7 million was attributable to the acquisition of Management Adjustment Bureau, Inc. ("MAB") completed in September 1996, and $37.1 million was attributable to the acquisitions of Goodyear & Associates, Inc. ("Goodyear"), Tele-Research Center, Inc. ("Tele-Research"), CMS A/R Services ("CMS A/R"), Collections Division of CRW Financial, Inc. ("CRWCD"), AFS, and CAC completed during 1997 (collectively the "1997 Acquisitions"). The addition of new clients and growth in business from existing clients represented $8.7 million of the increase in revenue.

     Payroll and related expenses. Payroll and related expenses increased $42.2 million to $56.9 million for 1997 from $14.7 million in 1996, and increased as a percentage of revenue to 52.7% from 47.6%. Payroll and related expenses increased as a percentage of revenue primarily as a result of JDR and the businesses acquired in the MAB acquisition and the acquisitions which closed in the first quarter of 1997 having higher cost structures than that of the Company. This increase was partially offset by spreading the cost of management and administrative personnel over a larger revenue base. In addition, in the fourth quarter of 1997 there was $339,000 of additional payroll expense attributable to the start up of a contract with the United States Department of Education (the "DOE Contract") which required the Company to hire and train a certain number of collection personnel prior to realizing any revenue under the contract.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $26.4 million to $36.4 million for 1997 from $10.0 million in 1996. Selling, general and administrative expenses increased as a percentage of revenue to 33.7% from 32.6% due to start up costs attributable to the DOE Contract of $274,000. Also, JDR and the businesses acquired in the 1997 Acquisitions had a higher cost structure than that of the Company and the Company has continued to experience increased costs as a result of changes in business mix which require the increased use of national databases and credit reporting services. The increases were offset by realizing operating efficiencies and by spreading selling, general and administrative expenses over a larger revenue base.

     Depreciation and amortization. Depreciation and amortization increased to $4.6 million for 1997 from $1.3 million in 1996. Of this increase, $1.2 million was a result of the acquisitions completed by JDR in May 1997 and $1.8 million was a result of the MAB acquisition and the 1997 Acquisitions. The remaining $260,000 consisted of amortization of deferred financing charges and depreciation resulting from capital expenditures incurred in the normal course of business.

     Other income (expense). Interest and investment income increased $783,000 to $1.0 million for 1997 from the comparable period in 1996. This increase was primarily attributable to the investment of funds remaining from the Company's public offering completed in July 1997 (the "1997 Offering"), as well as an increase in operating funds and funds held in trust for clients. Interest expense increased to $1.8 million for 1997 from $818,000 in 1996. This increase was primarily attributable to the debt acquired as a result of the JDR merger. In addition, although the Company's revolving credit facility had been repaid with a portion of the net proceeds from the Company's initial public offering completed in November 1996 (the "IPO"), the Company borrowed $8.4 million on its revolving credit facility to partially finance the 1997 Acquisitions which closed in the first quarter of 1997, and issued a $900,000 convertible note payable in connection with the Goodyear acquisition in January 1997. The revolving credit facility was repaid with a portion of the proceeds from the 1997 Offering. In addition, the $1.0 million convertible note payable issued in connection with the MAB acquisition in September 1996 was converted to common stock in connection with the 1997 Offering. As a result of the disposal of certain fixed assets in the move of the Company's corporate headquarters in July 1997, the Company incurred a loss on the disposal of fixed assets in the amount of $41,000.

     Income tax expense. Income tax expense for 1997 was $4.8 million or 51% of income before taxes and was computed after giving effect to non-deductible goodwill expenses resulting from certain of the acquired companies. In 1996, the Company was an S Corporation until September 3, 1996 and, accordingly, there was no income tax expense until that time. The income tax expense of $1.7 million for 1996 (assuming the Company was taxed as a C Corporation for the entire year) was computed utilizing an assumed rate of 40% after giving effect to non-deductible goodwill. The increase in the effective tax rate resulted from JDR having a loss in 1997 for federal income tax purposes for which no tax benefit was realized during 1997.

     Net income. Net income in 1997 increased to $4.6 million from pro forma net income of $2.5 million in 1996 (assuming the Company was taxed as a C Corporation for the entire year), a 80.7% increase.

     Quarterly Results (Unaudited)

     The following table sets forth selected historical financial data for the calendar quarters of 1997 and 1998. This quarterly information is unaudited but has been prepared on a basis consistent with the Company's audited financial statements incorporated by reference herein and, in Management's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                   Quarters Ended
                        ---------------------------------------------------------------------------------------------------
                                               1997                                              1998
                        ------------------------------------------------- -------------------------------------------------
                             Mar.        June        Sept.        Dec.        Mar.         June         Sept.       Dec.
                             31           30          30           31          31           30           30          31
                        ------------ ----------- ------------ ----------- ------------ -----------  ----------- -----------
                                                              (Dollars in thousands)
Revenue                   $18,077     $24,120      $30,865      $35,011     $40,606      $51,935      $63,585     $73,826

Income from operations      2,383       1,133        3,238        3,434       5,987        8,518        8,920      10,774
Net income                  1,307        (679)       1,864        2,099       3,720        4,651        4,380       5,594

As a percentage of revenue:
Income from operations      13.2%         4.7%       10.5%         9.8%       14.7%        16.4%        14.0%       14.6%
Net income                   7.2%        (2.81)%      6.0%         6.0%        9.2%         8.9%         6.9%        7.6%

     The Company has experienced and expects to continue to experience quarterly variations in operating results as a result of many factors, including the costs and timing of completion and integration of acquisitions, the timing of clients' accounts receivable management programs, the commencement of new contracts, the termination of existing contracts, costs to support growth by acquisition or otherwise, and integration of acquisitions, the effect of the change of business mix on margins and the timing of additional selling, general and administrative expenses to support new business. Additionally, the Company's planned operating expenditures are based on revenue forecasts, and if revenues are below expectations in any given quarter, operating results would likely be materially adversely affected. While the effects of seasonality on the Company's business historically have been obscured by its rapid growth, the Company's business tends to be slower in the third and fourth quarters of the year due to the summer and holiday seasons.

Liquidity and Capital Resources

     In July 1997, the Company completed a public offering (the "1997 Offering"), selling 2,166,000 shares of common stock and received net proceeds of approximately $40.4 million.

     In June 1998, the Company completed a public offering (the "1998 Offering"), selling 4,000,000 shares of common stock and received net proceeds of approximately $81.7 million.

     In July 1998, the Company sold 469,366 shares of common stock in connection with the underwriters' exercise of the over-allotment option granted in accordance with the 1998 Offering. The Company received net proceeds of approximately $9.6 million.

     Since 1996, the Company's primary sources of cash have been public offerings, cash flows from operations and bank borrowings. Cash has been used for acquisitions, purchases of equipment and working capital to support the Company's growth.

     Cash provided by operating activities was $23.4 million in 1998 and $5.4 million in 1997. The increase in cash provided by operations was primarily due to the increase in net income to $18.3 million in 1998 compared to $4.6 million in 1997, and the increase in non-cash charges, primarily depreciation and amortization, to $9.9 million in 1998 compared to $4.6 million in 1997. In addition, the increase was also attributable to a $2.8 million decrease in other current assets in 1998 compared to a $1.7 million increase in 1997. These increases were partially offset by a $10.7 million increase in accounts receivable in 1998 compared to a $4.6 million increase in 1997.

     Cash provided by operating activities was $5.4 million in 1997 and $2.8 million in 1996. The increase in cash provided by operations was primarily due to the increase in net income to $4.6 million in 1997 compared to $3.6 million in 1996, and the increase in non-cash charges, primarily depreciation and amortization, to $4.6 million in 1997 compared to $1.3 million in 1996. These increases were offset by a $4.6 million increase in accounts receivable in 1997 compared to a $1.8 million increase in 1996. Approximately $1.0 million of accounts payable and accrued expenses in acquired companies were reduced in order to bring the balances in line with NCO's payment policies.

     Cash used in investing activities was $233.1 million in 1998 compared to $30.2 million for 1997. The increase was primarily due to the acquisitions of FCA International Ltd., MedSource, Inc., and Medaphis Services Corporation. The Company financed these acquisitions with the proceeds of the 1998 Offering and borrowings under the Company's revolving credit agreement.

     Cash used in investing activities was $30.2 million in 1997 compared to $13.3 million for 1996. The increase was primarily due to the 1997 Acquisitions compared with the acquisitions of TCD and MAB in 1996. The Company financed the 1997 Acquisitions with the proceeds of the 1997 Offering and the IPO, borrowings under the Company's revolving credit agreement, seller financing and working capital.

     In addition to equipment financed under operating leases, capital expenditures were $10.3 million, $4.8 million, and $976,000 in 1998, 1997 and 1996, respectively.

     Cash provided by financing activities was $203.0 million in 1998 compared to $43.2 million in 1997. Net proceeds of $91.3 million from the 1998 Offering and net borrowings of $135.6 million were the Company's primary sources of cash from financing activities which were used for acquisitions.

     Cash provided by financing activities was $43.2 million in 1997 compared to $21.8 million in 1996. Net proceeds of $40.4 million from the 1997 Offering was the Company's primary source of cash from financing activities which was used for acquisitions and to repay outstanding indebtedness.

     In November 1998, the Company's credit agreement with Mellon Bank, N.A., for itself and as administrative agent for other participating lenders, was amended, among other things, to increase the Company's revolving credit facility to provide for borrowings up to $200.0 million consisting of a term loan of $125.0 million and a revolving credit facility of up to $75.0 million. Borrowings bear interest at a rate equal to, at the option of the Company , Mellon Bank's prime rate (7.75% at March 29, 1999) or LIBOR plus a margin from 1.25% to 2.25% depending on the Company's consolidated funded debt to EBITDA ratio (LIBOR was 4.90% at March 29, 1999). Borrowings are collateralized by substantially all the assets of the Company and are payable upon the expiration of the five year term, except that certain quarterly payments on the term loan are payable beginning on September 30, 1999. The credit agreement contains certain financial covenants such as maintaining minimum working capital and net worth requirements and includes restrictions on, among other things, acquisitions, capital expenditures and distributions to shareholders.

     The Company believes that funds generated from operations, together with existing cash and available borrowings under its current credit agreement will be sufficient to finance its current operations, planned capital expenditure requirements and internal growth at least through the next twelve months. In addition, the Company believes that funds generated from operations will be sufficient to fund the future scheduled repayment of the existing borrowings under the Company's credit facility. However, the Company could require additional debt or equity financing if it were to make any other significant acquisitions for cash.

     Market Risk

     The Company is exposed to various types of market risk in the normal course of business, including the impact of interest rate changes, foreign currency exchange rate fluctuations and changes in corporate tax rates. The Company employs risk management strategies that may include the use of derivatives such as interest rate swap agreements, interest rate ceilings and floors, and foreign currency forwards and options to manage these exposures. The Company does not hold derivatives for trading purposes.

     Goodwill

     The Company's balance sheet includes amounts designated as "goodwill." Goodwill represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition. GAAP requires that this and all other intangible assets be amortized over the period benefited. Management has determined that period to range from 15 to 40 years based on the attributes of each acquisition.

     As of December 31, 1998, the Company's balance sheet included goodwill that represented approximately 70.5% of total assets and 146.7% of shareholders' equity.

     If management has incorrectly overstated the permissible length of the amortization period for goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, NCO would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the business. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired.

     Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than the respective amortization period.

     Year 2000 System Modifications

     NCO has implemented a program to evaluate and address the impact of the year 2000 on its information technology systems in order to insure that its network and software will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such data. This program includes steps to: (a) identify software that require date code remediation; (b) establish timelines for availability of corrective software releases; (c) implement the fix to a test environment and test the remediated product; (d) integrate the updated software to NCO's production environment; (e) communicate and work with clients to implement year 2000 compliant data exchange formats; and (f) provide management with assurance of a seamless transition to the year 2000. The identification phase has been completed and the final software updates have been received. The testing and acceptance procedures are currently being finalized and the Company expects to complete this portion of the program by the end of the second quarter of 1999. The Company will continue to coordinate the year 2000 compliance effort throughout the balance of 1999 to synchronize data exchange formats with clients.

     NCO has also implemented a program to evaluate and address the impact of year 2000 on its non-information technology systems, which include the Company's telecommunications systems, business machines, and building and premises systems. This program includes steps to: (a) review existing systems to identify potential issues; (b) review these issues with major external suppliers; and (c) develop a contingency plan. The Company is currently in the process of identifying the issues and reviewing them with its external suppliers. The Company expects to complete the development of a contingency plan by the end of the second quarter of 1999.

     As of December 31, 1998, the Company has incurred total pre-tax expenses of approximately $224,000 in connection with the year 2000 compliance program. This amount does not include expenses incurred by companies prior to their acquisition by the Company. For the years 1999 and 2000, the Company expects to incur total pre-tax expenses of approximately $1,210,000 and $180,000, per year, respectively. These costs are associated with both internal and external staffing resources for the necessary planning, coordination, remediation, testing and other expenses to prepare its systems for the year 2000. However, a portion of these expenses will not be incremental, but rather represent a redeployment of existing information technology resources. The Company's software has been provided by third-party vendors and the third-party vendors are incorporating the necessary modifications as part of their normal system maintenance. The majority of the costs will be incurred through the modification and testing of electronic data interchange formats with the Company's clients and the testing of modifications performed by its third-party vendors. The cost of planning and initial remediation incurred to date has not been significant.

     The Company does not expect the impact of the year 2000 to have a material adverse impact on the Company's business or results of operations. As part of its due diligence process, the Company reviewed the impact of year 2000 on all completed and pending acquisitions. No assurance can be given, however, that unanticipated or undiscovered year 2000 compliance problems will not have a material adverse effect on the Company's business or results of operations. In addition, if the Company's clients or significant suppliers and contractors do not successfully achieve year 2000 compliance, the Company's business and results of operations could be adversely affected, resulting from, among other things, the Company's inability to properly exchange and/or receive data with its clients.

         Recent Accounting Pronouncements:

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the fiscal years beginning after June 15, 1999. SFAS No. 133 requires that an entity recognize all derivative instruments as either assets or liabilities on its balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction, and, if it is, the type of hedge transaction. The Company will adopt SFAS No. 133 by the first quarter of 2000. Due to the Company's limited use of derivative instruments, SFAS No. 133 is not expected to have a material impact on the consolidated results of operations, financial condition or cash flows of the Company.

Forward Looking Statements

     Certain statements included in this Management's Discussion and Analysis of Financial Condition and Results of Operations, other than historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934, and the regulations thereunder) which are intended to be covered by the safe harbors created thereby. Forward-looking statements include, without limitation, statements as to the Company's objective to grow through strategic acquisitions and internal growth, the impact of acquisitions on the Company's earnings, the Company's ability to realize operating efficiencies in the integration of its acquisitions, trends in the Company's future operating performance, Year 2000 Compliance, the effects of legal or governmental proceedings, the effects of changes in accounting pronouncements and statements as to the Company's or management's beliefs, expectations and opinions. Forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward-looking statements. In addition to the factors discussed in this report, certain risks, uncertainties and other factors, including, without limitation the risk that the Company will not be able to realize operating efficiencies in the integration of its acquisitions, risks associated with growth and future acquisitions, fluctuations in quarterly operating results, risks relating to Year 2000 compliance and the other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 31, 1999, and the Company's Joint Proxt/Registration Statement on Form S-4, filed on February 26, 1999, as amended, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                        Report of Independent Accountants
                        ---------------------------------

To the Board of Directors
and the Shareholders of NCO Group, Inc.,

We have audited the accompanying balance sheet of NCO Group, Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1997 and the related consolidated statements of income, redeemable preferred stock and shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NCO Group, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

We previously audited and reported on the consolidated balance sheets at December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity, and cash flows of NCO Group, Inc. and its subsidiaries for each of the three years in the period ended December 31, 1998 prior to their restatement for the 1999 pooling of interests with JDR Holdings, Inc. The contribution of NCO Group, Inc. and subsidiaries to revenues and net income represented seventy-eight percent and eighty-eight percent and seventy-nine percent and one hundred percent of the respective restated totals for the years ended December 31, 1998 and 1997. Separate financial statements of JDR Holdings, Inc. included in the consolidated balance sheets at December 31, 1998 and 1997 and the related consolidated statements of income, redeemable preferred stock and shareholders' equity, and cash flows for the year ended December 31, 1998 and the period May 29, 1997 to December 31, 1997 were audited and reported on separately by other auditors. We also audited the combination of the accompanying consolidated statements of income and cash flows for each of the two years in the period ended December 31, 1998, after restatement for the 1999 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note 3 of notes to consolidated financial statements.


PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

February 18, 1999, except as to the information presented in Note 3 related to the pooling of interests with JDR Holdings, Inc., for which the date is March 31, 1999

                                 NCO GROUP, INC.
                           Consolidated Balance Sheets
                             (Amounts in thousands)

                                                                                    December 31,
                                                                       ----------------------------------
                                             ASSETS                        1997                  1998
                                                                       ------------         -------------
Current assets:
     Cash and cash equivalents                                          $   30,379             $  23,560
     Accounts receivable, trade, net of allowance for
          doubtful accounts of $718 and $3,998, respectively                18,094                56,040
     Deferred taxes                                                              -                 1,348
     Other current assets                                                    2,795                 2,930
                                                                        ----------             ---------
          Total current assets                                              51,268                83,878

Funds held in trust for clients

Property and equipment, net                                                 11,951                27,062

Other assets:
     Intangibles,  net of accumulated amortization                          65,698               297,347
     Deposits on acquisitions                                                1,650                     -
     Other assets                                                              925                 6,522
                                                                        ----------             ---------
           Total other assets                                               68,273               303,869
                                                                        ----------             ---------
Total assets                                                            $  131,492             $ 414,809
                                                                        ==========             =========


                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Long-term debt, current portion                                    $    1,477             $   8,288
     Corporate taxes payable                                                   320                 7,737
     Accounts payable                                                        3,972                 8,485
     Accrued expenses                                                        3,703                13,346
     Accrued compensation and related expenses                               3,573                10,507
                                                                        ----------             ---------
          Total current liabilities                                         13,045                48,363

Funds held in trust for clients

Long-term liabilities:
     Long term debt, net of current portion                                 15,211               143,910
     Deferred taxes                                                          2,378                 6,832
     Other long-term liabilities                                                 -                 4,357

Redeemable peferred stock                                                    6,522                11,882

Commitments and contingencies

Shareholders' equity:
     Preferred stock                                                         1,746                 1,853
     Common stock,  no par value, 37,500 shares authorized,
         15,297 and 20,100 shares issued, respectively, and
         15,277 and 19,744 shares outstanding, respectively                 83,264               177,835
     Unexercised warrants                                                    5,697                 5,450
     Foreign currency translation adjustment                                     -                (2,169)
     Retained earnings                                                       3,863                20,604
     Treasury stock, at cost                                                  (234)               (4,108)
                                                                        ----------             ---------
           Total shareholders' equity                                       94,336               199,465
                                                                        ----------             ---------
Total liabilities and shareholders' equity                              $  131,492             $ 414,809
                                                                        ==========             =========

       The accompanying notes are an integral part of these consolidated financial statements.

                                 NCO GROUP, INC.
                        Consolidated Statements of Income
                  (Amounts in thousands, except per share data)

                                                                          For the Years Ended December 31,
                                                            --------------------------------------------------------
                                                                  1996                1997                1998
                                                            -----------------   ----------------    ----------------
Revenue                                                      $      30,760       $    108,073        $    229,952

Operating costs and expenses:
     Payroll and related expenses                                   14,651             56,949             119,314
     Selling, general and administrative
       expenses                                                     10,032             36,372              66,588
     Depreciation and amortization expense                           1,254              4,564               9,851
                                                             -------------       ------------        ------------
          Total operating costs and expenses                        25,937             97,885             195,753
                                                             -------------       ------------        ------------
Income from operations                                               4,823             10,188              34,199

Other income (expense):
     Interest and investment income                                    242              1,025               1,135
     Interest expense                                                 (818)            (1,781)             (3,858)
     Loss on disposal of fixed assets                                    -                (41)                  -
                                                             -------------       ------------        ------------
          Total other income (expense)                                (576)              (797)             (2,723)
                                                             -------------       ------------        ------------
Income before provision for income taxes                             4,247              9,391              31,476

Income tax expense                                                     613              4,800              13,131
                                                             -------------       ------------        ------------

Net  income                                                          3,634              4,591              18,345

Accretion of preferred stock to redemption value                         -             (1,617)             (1,604)
                                                             -------------       ------------        ------------

Net  income applicable to common shareholders                $       3,634       $      2,974        $     16,741
                                                             =============       ============        ============


                                                               Pro Forma
                                                             -------------
Historical income before provision for income taxes          $       4,247
Pro forma income tax expense                                         1,706
                                                             -------------
Pro forma net income                                         $       2,541
                                                             =============

Net income per share:
     Basic                                                   $        0.34       $       0.22        $       0.91
     Diluted                                                 $        0.34       $       0.20        $       0.85

Weighted average shares outstanding:
     Basic                                                           7,630             13,736              18,324
     Diluted                                                         7,658             14,808              19,758

       The accompanying notes are an integral part of these consolidated financial statements.

                                 NCO GROUP, INC.
              Consolidated Statements of Redeemable Preferred Stock
                            and Shareholders' Equity
              For the Years Ended December 31, 1996, 1997 and 1998
                             (Amounts in thousands)


                                                 -----------------------------------------------------------------------------------
                                                 Redeemable Preferred Stock      Preferred Stock          Common Stock
                                                 --------------------------      ---------------          ------------
                                                  Number of                 Number of              Number of             Unexercised
                                                   Shares         Amount     Shares      Amount    Shares       Amount     Warrants
                                                  ---------       ------     ------      ------    ------       ------     --------


Balance, January 1, 1996                            -            $ -         -          $ -       6,320     $    538       $ 177

Issuance of common stock                            -              -         -            -       3,750       28,825           -
Warrants issued                                     -              -         -            -           -            -         219
Note repayments                                     -              -         -            -           -            -           -
Net income                                          -              -         -            -           -            -           -
Distributions to shareholders                       -              -         -            -           -            -           -
                                                  -------      ------     ------       ------     ------       ------       ------

Balance, December 31, 1996                          -              -         -            -      10,070       29,363         396

Capital contribution                               13            157         -            -         590       (3,137)          -
Issuance of common stock                                                                          3,146       50,886        (149)
Issuance of series C preferred, voting common
  and nonvoting common in connection with
  acquisitions                                      -              -       146        1,686       1,455       16,799           -
Reclass of carryover basis adjustment               -              -         -            -           -      (11,065)          -
Conversion of loan into and sale of
  preferred stock                                 434          8,934         -            -           -            -           -
Issuance of warrants in conjunction with
  the issuances of common stock and debt            -         (4,126)        -            -           -            -       4,575
Issuance of warrants in conjunction with
  acquisitions                                      -              -         -            -           -            -         875
Exercise of nonvoting common options                -              -         -            -          36          418           -
Redemption of nonvoting common                      -              -         -            -         (36)           -           -
Redemption of nonvoting common and
  issuance of nonvoting common in private
  placement                                         -              -         -            -          16            -           -
Accretion of preferred to redemption value          4          1,557         3           60           -            -           -
Net income                                          -              -         -            -           -            -           -
                                                  -------      ------     ------       ------     ------       ------       ------

Balance, December 31, 1997                        451          6,522       149        1,746      15,277       83,264       5,697

Issuance of common stock                            -              -         -            -       4,802       93,884        (247)
Exercise of voting and nonvoting
  common conversion option                        334          3,863         -            -        (334)           -           -
Accretion of preferred to redemption value          -          1,497         -          107           -            -           -
Common stock option granted to consultant           -              -         -            -           -          687           -
Redemption of nonvoting common                      -              -         -            -          (1)           -           -
Comprehensive income:
  Net income                                        -              -         -            -           -            -           -
  Other comprehensive income:
    Cumulative translation adjustment               -              -         -            -           -            -           -
     Total comprehensive income
                                                  -------   --------     ------     -------      -------    --------     --------
Balance, December 31, 1998                        785       $ 11,882       149      $ 1,853      19,744     $177,835     $ 5,450
                                                  =======   ========     ======     =======      ======     ========     ========

                                 NCO GROUP, INC.
              Consolidated Statements of Reedemable Preferred Stock
                            and Shareholders' Equity
              For the Years Ended December 31, 1996, 1997 and 1998
                             (Amounts in thousands)

                                                                              Shareholders' Equity
                                                  ----------------------------------------------------------------------------------
                                                                                                 Treasury Stock
                                                      Notes             Carryover          --------------------------
                                                    Receivable            Basis            Number of
                                                    Shareholder         Adjustment          Shares             Amount
                                                    -----------         ----------          ------             ------


Balance, January 1, 1996                                $ (83)            $ -                   -               $ -

Issuance of common stock                                    -               -                   -                 -
Warrants issued                                             -               -                   -                 -
Note repayments                                            83               -                   -                 -
Net income                                                  -               -                   -                 -
Distributions to shareholders                               -               -                   -                 -
                                                       ------             ------             ------            -------

Balance, December 31, 1996                                  -               -                   -                 -

Capital contribution                                        -               -                   -                 -
Issuance of common stock                                    -               -                   -                 -
Issuance of series C preferred, voting common
  and nonvoting common in connection with
  acquisitions                                              -         (11,065)                  -                 -
Reclass of carryover basis adjustment                       -          11,065                   -                 -
Conversion of loan into and sale of
  preferred stock                                           -               -                   -                 -
Issuance of warrants in conjunction with
  the issuances of common stock and debt                    -               -                   -                 -
Issuance of warrants in conjunction with
  acquisitions                                              -               -                   -                 -
Exercise of nonvoting common options                        -               -                   -                 -
Redemption of nonvoting common                              -               -                  36              (418)
Redemption of nonvoting common and
  issuance of nonvoting common in private
  placement                                                 -               -                 (16)              184
Accretion of preferred to redemption value                  -               -                   -                 -
Net income                                                  -               -                   -                 -
                                                       ------             ------             ------            -------
Balance, December 31, 1997                                  -               -                  20              (234)

Issuance of common stock                                    -               -                   -                 -
Exercise of voting and nonvoting
  common conversion option                                  -               -                 335            (3,863)
Accretion of preferred to redemption value                  -               -                   -                 -
Common stock option granted to consultant                   -               -                   -                 -
Redemption of nonvoting common                              -               -                   1               (11)
Comprehensive income:
  Net income                                                -               -                   -                 -
  Other comprehensive income:
    Cumulative translation adjustment                       -               -                   -                 -
     Total comprehensive income
                                                       ------             ------             ------         -------
Balance, December 31, 1998                             $    -             $ -                 356          $ (4,108)
                                                       ======             ======             ======        ========

                                 NCO GROUP, INC.
              Consolidated Statements of Redeemable Preferred Stock
                            and Shareholders' Equity
              For the Years Ended December 31, 1996, 1997 and 1998
                             (Amounts in thousands)

                                                                        Accumulated
                                                                           Other
                                                                      Comprehensive    Retained   Comprehensive
                                                                          Income       Earnings      Income       Total
                                                                          ------       --------   -------------   -----



Balance, January 1, 1996                                                    $ 41        $ 1,379                  $ 2,052

Issuance of common stock                                                       -              -                   28,825
Warrants issued                                                                -              -                      219
Note repayments                                                                -              -                       83
Net income                                                                     -          3,634                    3,634
Distributions to shareholders                                                (41)        (4,124)                  (4,165)
                                                                          -------       -------                  --------
Balance, December 31, 1996                                                     -            889                   30,648

Capital contribution                                                           -              -                   (3,137)
Issuance of common stock                                                       -              -                   50,737
Issuance of series C preferred, voting common
  and nonvoting common in connection with
  acquisitions                                                                 -              -                    7,420
Reclass of carryover basis adjustment                                          -              -                        -
Conversion of loan into and sale of
  preferred stock                                                              -              -                        -
Issuance of warrants in conjunction with
  the issuances of common stock and debt                                       -              -                    4,575
Issuance of warrants in conjunction with
  acquisitions                                                                 -              -                      875
Exercise of nonvoting common options                                           -              -                      418
Redemption of nonvoting common                                                 -              -                     (418)
Redemption of nonvoting common and
  issuance of nonvoting common in private
  placement                                                                    -              -                      184
Accretion of preferred to redemption value                                     -         (1,617)                  (1,557)
Net income                                                                     -          4,591                    4,591
                                                                          -------       -------                  --------
Balance, December 31, 1997                                                     -          3,863                   94,336

Issuance of common stock                                                       -              -                   93,637
Exercise of voting and nonvoting
  common conversion option                                                     -              -                   (3,863)
Accretion of preferred to redemption value                                     -         (1,604)                  (1,497)
Common stock option granted to consultant                                      -              -                      687
Redemption of nonvoting common                                                 -              -                      (11)
Comprehensive income:
  Net income                                                                   -         18,345    $ 18,345       18,345
  Other comprehensive income:
    Cumulative translation adjustment                                     (2,169)             -      (2,169)      (2,169)
                                                                                                   --------
      Total comprehensive income                                                                   $ 16,176
                                                                         -------       --------    ========    ---------
Balance, December 31, 1998                                              $ (2,169)      $ 20,604                $ 199,465
                                                                        ========       ========                =========

       The accompanying notes are an integral part of these consolidated financial statements.

                                 NCO GROUP, INC
                      Consolidated Statements of Cash Flows
                             (Amounts in thousands)


                                                                         For the Years Ended December 31,
                                                                         --------------------------------
                                                                           1996      1997          1998
                                                                        --------   --------      --------
Cash flows from operating activities:
  Net income                                                            $  3,634   $  4,591     $  18,345
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Depreciation                                                           466      2,140         3,945
      Amortization of intangibles                                            788      2,424         5,906
      Loss on disposal of fixed assets                                         -         41             -
      Gain on sale of securities                                             (70)         -             -
      Provision for doubtful accounts                                         56        356         1,187
      Compensation expense on stock options granted                            -        418           686
      Changes in assets and liabilities, net of acquisitions:
        Accounts receivable, trade                                        (1,825)    (4,565)      (10,652)
        Other current assets                                                (313)    (1,685)        2,818
        Deferred taxes                                                      (155)     1,781         3,090
        Other assets                                                         (10)       (43)       (3,516)
        Accounts payable                                                     423     (1,127)         (211)
        Corporate taxes payable                                              217         68            59
        Accrued expenses                                                  (1,017)       582         1,124
        Accrued compensation and related costs                               599        405           570
                                                                        --------   --------     ---------
             Net cash provided by operating activities                     2,793      5,386        23,351

Cash flows from investing activities:
  Repayment of notes receivable                                              156          -             -
  Purchase of property and equipment                                        (976)    (4,849)      (10,292)
  Purchase of securities                                                     (78)         -             -
  Proceeds from sale of securities                                           407          -             -
  Net cash paid for acquisitions                                         (12,857)   (25,399)     (222,843)
                                                                        --------   --------     ---------
             Net cash used in investing activities                       (13,348)   (30,248)     (233,135)

Cash flows from financing activities:
  Repayment of notes payable                                                (303)    (7,012)       (1,256)
  Repayment of acquired notes payable                                          -          -       (21,919)
  Borrowings under revolving credit agreement                             12,550     32,686        94,789
  Repayment of borrowings under revolving credit agreement               (15,000)   (18,165)      (84,193)
  Borrowings under term loan                                                   -          -       125,000
  Payment of fees to acquire new debt                                       (222)      (401)       (3,015)
  Issuance of common stock, net                                           28,825     40,428        93,637
  Proceeds from issuance of preferred and common stock
    and exercise of common stock options                                       -      1,068             -
  Redemption of common stock                                                   -     (5,931)          (11)
  Payment of dividends                                                         -       (188)
  Decrease in notes receivable, shareholders                                  83          -             -
  Distributions to shareholders                                           (4,124)         -             -
  Capital contributions                                                        -        697             -
                                                                        --------   --------     ---------
             Net cash provided by financing activities                    21,809     43,182       203,032

Effect of exchange rate on cash                                                -          -           (67)
                                                                        --------   --------     ---------

Net increase (decrease) in cash and cash equivalents                      11,254     18,320        (6,819)

Cash and cash equivalents at beginning of period                             805     12,059        30,379
                                                                        --------   --------     ---------

Cash and cash equivalents at end of period                              $ 12,059   $ 30,379     $  23,560
                                                                        ========   ========     =========

          The accompanying notes are an integral part of these consolidated financial statements.


                                 NCO GROUP, INC.
                   Notes to Consolidated Financial Statements



     1.  Nature of operations:

     NCO Group, Inc. (the "Company") is a leading provider of accounts receivable management and other outsourced services. The Company's client base is comprised of companies located throughout North America, the United Kingdom and in Puerto Rico in the financial services, healthcare, education, retail and commercial, utilities, government and telecommunications sectors.

     2. Summary of significant accounting policies:

         Principles of Consolidation:

     The consolidated financial statements include the accounts of NCO Group, Inc. and its wholly-owned subsidiaries after elimination of significant intercompany accounts and transactions.

         Revenue Recognition:

     The Company generates revenues from contingency fees and contractual services. Contingency fee revenue is recognized upon collection of funds on behalf of clients. Contractual services revenue is recognized as services are performed.

         Property and Equipment:

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful life of each class of assets using the straight-line method. The estimated useful lives are five years, five to twelve years, and two to five years for computer equipment, furniture and fixtures, and leased assets, respectively. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized. When property is sold or retired, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in the statement of income.

     The Company reviews long-lived assets and certain identifiable intangibles for impairment, based on the estimated future cash flows, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

         Income Taxes:

     The Company had elected to be taxed as an S Corporation under the Internal Revenue Code and the Pennsylvania Tax Code. While this election was in effect, no provision was made for income taxes by the Company since all income was taxed directly to the shareholders of the Company.

     The Company terminated its S Corporation status on September 3, 1996 and adopted the use of the asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)


     2. Summary of significant accounting policies (continued):

         Cash and Cash Equivalents:

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. These financial instruments potentially subject the Company to concentrations of credit risk.

     At December 31, 1997 and 1998, the Company had cash and cash equivalents, excluding funds held in trust for clients, in excess of federally insured limits of approximately $10,305,000 and $8,449,000, respectively, based on the bank balance which does not include outstanding checks and other reconciling items. The Company's cash deposits have been placed with large national banks to minimize risk.

         Credit Policy:

     The Company has two types of arrangements under which it collects its contingency fee revenue. For certain clients the Company remits funds collected on behalf of the client net of the related contingency fees while, for other clients, the Company remits gross funds collected on behalf of clients and bills the client separately for its contingency fees. Management carefully monitors its client relationships in order to minimize its credit risk and generally does not require collateral. In many cases, in the event of collection delays from clients, management may at its discretion change from the gross remittance method to the net remittance method.

         Intangibles:

     Intangibles consists primarily of goodwill and deferred financing costs.

     Goodwill represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition. Goodwill is amortized on a straight-line basis over 15 to 40 years. For certain acquisitions, such allocations have been based on estimates which may be revised at a later date. The recoverability of goodwill is periodically reviewed by the Company. In making such determination with respect to goodwill, the Company evaluates the operating results of the underlying business which gave rise to such amount.

     Deferred financing costs relate to debt issuance costs incurred which are capitalized and amortized over the term of the debt.

     Accumulated amortization at December 31, 1997 and 1998 totaled $3.2 million and $9.1 million, respectively.

         Foreign Currency Translation:

     The Company has foreign subsidiaries whose local currency has been determined to be the functional currency. For these foreign subsidiaries, the assets and liabilities have been translated using the current exchange rates, and the income and expenses have been translated using the historical exchange rates. The adjustments resulting from translation have been recorded as a separate component of shareholders' equity and are not included in determining consolidated net income.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     2. Summary of significant accounting policies (continued):

         Estimates Utilized in the Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Comprehensive Income:

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income. Comprehensive income consists of net income from operations, plus certain changes in assets and liabilities that are not included in net income but are reported as a separate component of shareholders' equity under generally accepted accounting principles.

         Reclassifications:

     Certain amounts for December 31, 1996 and 1997 and the years then ended have been reclassified for comparative purposes.

     3.  Acquisitions:

         Purchase Transactions:

     All of the following acquisitions have been accounted for under the purchase method of accounting. As part of the purchase accounting, the Company recorded accruals for acquisition related expenses. The accruals for acquisition related expenses include professional fees related to the acquisition, termination costs related to certain redundant personnel immediately eliminated at the time of the acquisitions, and certain future rental obligations attributable to facilities which were closed at the time of the acquisitions.

     On January 3, 1996 the Company purchased the net assets of Trans Union Corporation Collections Division ("TCD") for $4.8 million in cash. The Company recognized goodwill of $3.7 million.

     On September 5, 1996 the Company purchased the outstanding stock of Management Adjustment Bureau, Inc. ("MAB") for $9.0 million comprised of $8.0 million in cash and a $1.0 million convertible note. The Company recognized goodwill of $9.0 million.

     On January 22, 1997 the Company purchased the outstanding stock of Goodyear & Associates, Inc. ("Goodyear") for $5.4 million comprised of $4.5 million in cash and a $900,000 convertible note. The Company recognized goodwill of $5.4 million.

     On January 30, 1997 the Company purchased the net assets of Tele-Research Center, Inc. ("Tele-Research") for $1.6 million in cash, which was increased in January 1998 by an additional $600,000 when certain revenue targets were reached in the period following the acquisition. The Company recognized goodwill of $2.2 million.

     On January 31, 1997 the Company purchased the net assets of the CMS A/R Services ("CMS A/R"), the Collection Division of CMS Energy Corporation, for $5.1 million in cash. The Company recognized goodwill of $3.9 million.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     3.  Acquisitions (continued):

     On February 2, 1997 the Company purchased the net assets of the Collections Division of CRW Financial, Inc. ("CRWCD") for $3.8 million in cash, 517,767 shares of common stock and warrants for 375,000 shares of common stock. The acquisition was valued at approximately $12.8 million. The Company recognized goodwill of $14.5 million.

     On October 1, 1997 the Company purchased the outstanding stock of ADVANTAGE Financial Services, Inc. and related companies ("AFS") for $2.9 million in cash, 46,442 shares of common stock and $1.0 million in notes payable. The purchase price was valued at approximately $5.0 million. The Company recognized goodwill of $7.1 million.

     On October 1, 1997 the Company purchased the outstanding stock of Credit Acceptance Corp. ("CAC") for $1.8 million in cash. The Company recognized goodwill of $2.1 million.

     On December 31, 1997, effective January 1, 1998, the Company purchased the net assets of American Financial Enterprises, Inc. Collections Division ("AFECD") for $1.7 million in cash. Cash paid for the acquisition of AFECD is included on the Consolidated Balance Sheet at December 31, 1997 under the caption "Deposits on acquisitions." The Company recognized goodwill of $2.0 million.

     On February 6, 1998, the Company purchased the net assets of The Response Center ("TRC"), which was an operating division of TeleSpectrum Worldwide, Inc., for $15.0 million plus a performance based earn-out. The Company recognized goodwill of $14.3 million.

     On May 5, 1998, the Company purchased all of the outstanding common shares of FCA International Ltd. ("FCA") at $9.60 per share, Canadian (equivalent to $6.77 in U.S. dollars based upon the exchange rate at the date of the agreement). The purchase price was valued at approximately $69.9 million. The Company recognized goodwill of $83.3 million. Included in this goodwill is an accrual of $10.6 million for acquisition related expenses. As of December 31, 1998, there was $3.1 million remaining from this accrual for acquisition related expenses.

     On July 1, 1998, the Company purchased all of the outstanding stock of MedSource, Inc. ("MedSource") for $18.4 million in cash. In connection with the acquisition, the Company repaid debt of $17.3 million. The Company recognized goodwill of $34.9 million. Included in this goodwill is an accrual of $5.8 million for acquisition related expenses. As of December 31, 1998, there was $1.7 million remaining from this accrual for acquisition related expenses.

     On November 30, 1998, the Company acquired all of the outstanding stock of Medaphis Services Corporation ("MSC"), a wholly owned subsidiary of Medaphis Corporation for $107.5 million, plus an earn-out of up to $10.0 million based on MSC achieving operational targets during 1999. The allocation of the fair market value to the acquired assets and liabilities of MSC was based on preliminary estimates and is subject to change. The Company recognized goodwill of $96.7 million. Included in this goodwill is an accrual of $15.0 million for acquisition related expenses. As of December 31, 1998, there was $12.8 million remaining from this accrual for acquisition related expenses.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     3.  Acquisitions (continued):

     The following summarizes unaudited pro forma results of operations for the years ended December 31, 1997 and 1998, assuming the above acquisitions occurred as of the beginning of the respective periods. The pro forma information is provided for informational purposes only. It is based on historical information, and does not necessarily reflect the actual results that would have occurred, nor is it indicative of future results of operations of the consolidated entities:

                                                 1997            1998
                                             ------------    -------------
                                                      (Unaudited)
          Revenue                            $306,665,000    $ 353,789,000
          Net income                         $    181,000    $  10,341,000
          Earnings per share-basic           $      (0.07)   $        0.42
          Earnings per share-diluted         $      (0.06)   $        0.39

         Pooling-of-Interests Transaction:

     On March 31, 1999, the Company acquired all of the outstanding shares of JDR Holdings, Inc. ("JDR") for approximately 3.4 million shares of NCO common stock. The purchase price was valued at approximately $103.1 million. The transaction has been accounted for as a pooling-of-interests and a tax-free reorganization. Accordingly, the historical financial information of the Company has been restated to include the historical information of JDR. Additionally, the historical share amounts for JDR common stock, JDR series A redeemable preferred stock, and JDR convertible preferred stock have been converted to the equivalent shares of NCO common stock based on exchange rates of 326.453, 144.92 and 326.453, respectively. These exchange rates represent the exchange rates used to convert the respective outstanding shares into NCO common stock on March 31, 1999. The following reconciles the amounts originally reported for revenue, net income and net income per common share for each of the years ended December 31, 1996, 1997 and 1998 to the restated amounts (amounts in thousands, except per share data):

                                                      1996             1997              1998
                                                  -------------    --------------    -------------
             Revenue:
               As originally reported                 $ 30,760       $   85,284         $ 178,976
               JDR (1)                                      --           22,789            50,976
                                                  -------------    --------------    -------------
               Combined                               $ 30,760       $  108,073         $ 229,952
                                                  =============    ==============    =============

             Net income:
               As originally reported                 $  3,634       $    7,074         $  14,716
               JDR (1)                                      --           (2,483)            3,629
                                                  -------------    --------------    -------------
               Combined                               $  3,634       $    4,591         $  18,345
                                                  =============    ==============    =============

             Diluted net income per share:
               As originally reported                 $   0.34       $     0.57         $    0.89
               JDR (1)                                      --            (0.37)            (0.04)
                                                  -------------    --------------    -------------
               Combined                               $   0.34       $     0.20         $    0.85
                                                  =============    ==============    =============

             (1) On May 29, 1997, JDR completed a recapitalization which established a new basis of accounting (See Note 4) and, as a result, the results of JDR for 1997 represent the period from May 29, 1997 to December 31, 1997.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     3.  Acquisitions (continued):

     As of December 31, 1998, the Company recorded deferred charges of $857,000 for restructuring costs associated with the acquisition of JDR. These costs were deferred until the completion of the transaction on March 31, 1999 and primarily consisted of investment banking, legal, and accounting fees, and printing costs.

     4.  JDR recapitalization:

     On May 29 and 30, 1997, JDR completed a series of transactions that substantially changed its size and capital structure. These transactions, which are described further below, included the repayment of outstanding debt, the repurchase of all capital stock held by two former institutional investors, certain executive officers of JDR and an individual investor, the issuance of new preferred shares, the purchase of several companies that were previously partially owned by the JDR's majority stockholder and President, and a recapitalization of JDR. After the repurchase of capital stock, JDR's President became the only holder of Voting Common ("JDR's Sole Stockholder"). At that point, the Sole Stockholder's basis in his investment was "pushed down" to the JDR's books, as required by Staff Accounting Bulletin No. 54. This established a new basis of accounting for JDR on May 29, 1997 and the financial statements, therefore, include the period from that date to the Company's fiscal year end, December 31, 1997.

     On May 29, 1997, JDR amended and restated its certificate of incorporation to authorize the issuance of 17,955,000 shares of stock, consisting of (i) 9,794,000 shares of Common stock (" JDR Common") consisting of 4,897,000 shares of Voting Common stock and 4,897,000 shares of Nonvoting Common stock ("Nonvoting Common"), (ii) 8,161,000 shares of Preferred stock ("Preferred") of which 417,000 shares were designated as Redeemable Series A Preferred stock, no par value ("Redeemable Series A"), 555,000 shares were designated as Convertible Series A Preferred stock, no par value ("Series A Preferred"), 204,000 were designated as Convertible Series B Preferred stock, no par value ("Series B Preferred") and 237,000 were designated as Convertible Series C Preferred stock, no par value ("Series C Preferred") (see Notes 14 and 15).

     Also on May 29, 1997, JDR received a bridge loan of $11.0 million (see Note
     8), the proceeds of which were used to repay $5.4 million of outstanding long-term debt, to pay debt issuance costs of $185,000 (see Note 8) and to repurchase for $5.4 million all of the Voting Common held by shareholders other than JDR's Sole Stockholder and certain shares of Redeemable Series A and Series B Preferred stock. This transaction resulted in the push down of JDR's Sole Stockholder's basis in his investment in JDR's stock onto JDR's books. The establishment of this new basis of accounting resulted in JDR recording an increase in equity of $6.7 million, which represented the difference between the JDR's net book value at May 29, 1997 and JDR's Sole Stockholder's accounting basis. The entire amount of the increase in equity was allocated to goodwill, which is being amortized over 40 years on a straight-line basis.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     4.  JDR recapitalization (continued):

     The repurchase and exchange of stock included the following:

           Repurchase of 401,000 shares of Voting Common                                      $ 4,624,000
           Repurchase of 92,000 shares of Redeemable Series A
           and Series B Preferred stock plus accrued dividends of $165,142                        802,000
           Exchange of 40,000 shares of Redeemable Series A and Series B Preferred stock, plus accrued dividends of $22,650 for 13,000 shares of Series A
           Preferred                                                                              146,000
           Exchange of 129,000 shares of Voting Common stock for 129,000 shares of
           Nonvoting Common                                                                     1,493,000
           Exchange of 1,000 shares of Voting Common for 1,000 shares of Series B
           Preferred                                                                               11,000
                                                                                              -----------
           Total value of shares repurchased and
           exchanged                                                                          $ 7,076,000
                                                                                              ===========

     On May 30, 1997, JDR issued Preferred stock to two new institutional investors (see Note 14) as follows:

           Issued 271,000 shares of Redeemable Series A                                       $ 7,050,000
           Issued 38,000 shares of Series A Preferred                                             439,000
           Issued 125,000 shares of Series B Preferred                                          1,445,000
                                                                                              -----------
                                                                                              $ 8,934,000
                                                                                              ===========

     5. Funds held in trust for clients:

     In the course of the Company's regular business activities as an accounts receivable management company, the Company receives clients' funds arising from the collection of accounts placed with the Company. These funds are placed in segregated cash accounts and are generally remitted to clients within 30 days. Funds held in trust for clients of $15,018,000 and $32,232,000 at December 31, 1997 and 1998, respectively, have been shown net of their offsetting liability for financial statement presentation.

     At December 31, 1997 and 1998, the Company had funds held in trust in excess of federally insured limits of approximately $17,102,000 and $42,851,000, respectively, based on the bank balance which does not include outstanding checks and other reconciling items. The funds held in trust have been placed with large national banks to minimize risk.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     6. Property and equipment:

     At December 31, 1997 and 1998, property and equipment, at cost, consists of the following:

                                                  1997               1998
                                              -----------        -----------
         Computer equipment                   $11,606,000        $23,794,000
         Furniture and fixtures                 2,822,000          8,158,000
         Leased assets                            452,000          1,983,000
                                              -----------        -----------
                                               14,880,000         33,935,000
         Less accumulated depreciation          2,929,000          6,873,000
                                              -----------        -----------
                                              $11,951,000        $27,062,000
                                              ===========        ===========

     Depreciation charged to operations amounted to $466,000, $2,139,000 and $3,945,000 for the years ended 1996, 1997 and 1998, respectively.

     7. Cash value, life insurance:

     The cash value of certain split-dollar life insurance policies is included under the caption "Other assets" on the consolidated balance sheets. The insurance policies, which were purchased in 1997, separately insure: (i) the joint lives of Michael J. Barrist and his spouse; and (ii) the joint lives of Charles C. Piola Jr. and his spouse. Under the terms of the split-dollar agreement, the Company will pay the premiums for certain survivorship life insurance policies on the lives of Mr. and Mrs. Barrist and Mr. and Mrs. Charles C. Piola with an aggregate face value of $50.0 million and $30.0 million, respectively, only to the extent that the premiums are in excess of the cost of the term insurance coverage. While the proceeds of the policies are payable to the beneficiaries designated by the respective executives, the Company has an interest in the insurance benefits equal to the cumulative amount of premiums it has paid and is not responsible to pay any premiums in excess of the cash surrender value of the respective policies.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     8.  Long-term debt:

                                                                             1997                 1998
                                                                         ------------         ------------
         Revolving credit loan; 7.37%, due November 2003                 $         --         $ 11,035,000

         Term loan; 7.37%, payable in quarterly installments,
            ranging from $3.0 to $5.3 million, through
            November 2003 when the remaining balance becomes
            payable                                                                --          125,000,000

         JDR revolving credit loan                                         12,913,000           12,500,000

         Non-interest bearing note; $36,750 remaining face
            amount, payable in monthly installments of $5,250
            through July 1999 (less unamortized discount based
            on imputed interest rate of 10%)                                   92,000               36,000

         Subordinated seller notes payable; 8.00%,
            due January 1999                                                1,000,000              500,000

         Subordinated seller note payable; 8.00%, due
            February 2002, converted to common stock
            at $14.12 per share on February 15, 1999                          900,000              900,000

         Capital leases                                                     1,783,000            2,227,000

         Less current portion                                              (1,477,000)          (8,288,000)
                                                                         ------------         ------------

                                                                         $ 15,211,000         $143,910,000
                                                                         ============         ============

     The following summarizes the Company's required debt payments for the next five years:

              1999                                $  8,288,000
              2000                                  12,688,000
              2001                                  15,394,000
              2002                                  18,169,000
              2003                                  97,565,000

     In November 1998, the Company's credit agreement with Mellon Bank, N.A., for itself and as administrative agent for other participating lenders, was amended to, among other things, increase the Company's credit facility to provide for borrowings up to $200.0 million consisting of a term loan of $125.0 million and a revolving credit facility of up to $75.0 million. Borrowings bear interest at a rate equal to, at the option of the Company, Mellon Bank's prime rate (7.75% at December 31, 1998) or LIBOR plus a margin from 1.25% to 2.25% depending on the Company's consolidated funded debt to EBITDA ratio (LIBOR was 5.12% at December 31, 1998). Borrowings are collateralized by substantially all the assets of the Company and are payable in quarterly payments for the term loan beginning on September 30, 1999. The balance will be due upon the expiration of the five year term. The credit agreement contains certain financial covenants such as maintaining net worth and funded debt to EBITDA requirements and includes restrictions on, among other things, acquisitions, capital expenditures and distributions to shareholders.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     8.  Long-term debt (continued):

     The bank had received warrants to purchase an aggregate of 361,000 shares of the Company's common stock for establishing the credit facility initially and for subsequent amendments to increase the Company's borrowing capacity under such facility. In July 1997, the bank exercised 225,000 warrants for common stock which were sold in July 1997. The remainder of the warrants were exercised in January 1998.

     As of December 31, 1998, JDR had $12.5 million of borrowings outstanding against its revolving credit facility (the "JDR Credit Facility"). On March 31, 1999, the Company repaid the outstanding balance on the JDR Credit Facility with borrowings from its revolving credit agreement with Mellon Bank, N.A, and cancelled the JDR Credit Facility. Deferred financing costs of $353,000 were written-off on March 31, 1999 as a result of the cancellation of the JDR Credit Facility.

     Under the terms of the JDR Credit Facility, dated May 30, 1997, the Company could borrow up to the lessor of $20 million less any outstanding letters of credit, or an amount equal to: (i) adjusted EBITDA times the leverage multiple, as defined, which ranged from 3.0 to 4.0; (ii) less outstanding senior debt; and (iii) less any outstanding letters of credit. Previously, advances under the JDR Credit Facility would bear interest at optional borrowing rates of either the then current prime rate plus a margin that ranged from 0.50% to 1.50 % or LIBOR, plus a margin that ranged from 2.00% to 3.00%, depending on certain conditions specified in the JDR Credit Facility agreement. The Company also paid a commitment fee of .375% on the unused borrowing capacity. The Credit Facility made available to the Company letters of credit, which could be issued on the unused portion of the JDR Credit Facility. The letters of credit could not exceed $1.0 million and had a fee equal to 2.00% per year on the face amount of each letter of credit. Borrowings under the JDR Credit Facility were secured by substantially all of the assets of JDR. The JDR Credit Facility agreement contained various financial and non-financial covenants and would have terminated on May 31, 2001.

     On May 29, 1997, JDR entered into a credit agreement (hereinafter referred to as the " JDR Bridge Loan") whereby JDR borrowed $11.0 million to redeem common stock owned by two stockholders and repay all outstanding indebtedness of JDR. Borrowings under the JDR Bridge Loan bore interest at 10%. In connection with the JDR Bridge Loan, the Company recorded debt issuance costs of $185,000, which were fully amortized upon conversion and repayment of the JDR Bridge Loan. On May 30, 1997, $8.3 million of borrowings under the JDR Bridge Loan were converted into redeemable preferred stock (see Notes 4 and 14) and $2.7 million was repaid with borrowings under the JDR Credit Facility.

     In connection with the Credit Facility, the lender purchased 18,000 shares of Redeemable Series A and 11,000 shares of Series B Preferred for $603,000 (see Notes 4 and 14).

     On February 15, 1999, the $900,000 convertible note issued in connection with the Goodyear acquisition was converted into 64,000 shares of NCO common stock.

     The Company leases certain equipment under agreements which are classified as capital leases. The equipment leases have original terms ranging from 24 to 120 months and have purchase options at the end of the original lease term.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     9.  Financial instruments:

     The Company selectively uses derivative financial instruments to manage interest costs and minimize currency exchange risk. The Company does not hold derivatives for trading purposes. While these derivative financial instruments are subject to fluctuations in value, these fluctuations are generally offset by the value of the underlying exposures being hedged. The Company minimizes the risk of credit loss by entering into these agreements with major financial institutions that have high credit ratings.

         Interest Rate Swap and Interest Rate Collar Agreements:

     During 1998, the Company entered into an interest rate swap agreement and an interest rate collar agreement to reduce the impact of changes in interest rates on portions of the debt borrowed from its revolving credit facility.

     The interest rate swap agreement exchanges the floating rate on the Company's outstanding debt from its revolving credit facility for a fixed interest rate of 5.12%. This agreement expires in June of 1999 and covers a notional amount of approximately $136.0 million.

     The interest rate collar agreement consists of a rate ceiling and floor that is based on different notional amounts. The ceiling portion of the collar is at a rate of 7.75% covering a notional amount of $30.0 million and the floor portion of the collar is at 4.75% covering a notional amount of $15.0 million. The notional amounts of this interest rate collar agreement is used to measure interest to be paid or received and does not represent the amount of exposure due to credit loss. The net cash amounts paid or received on the interest rate collar agreement are accrued and recognized as an adjustment to interest expense. The interest rate collar agreement expires in September of 2001.

         Foreign Exchange Contracts:

     As part of the acquisition of FCA International Ltd. ("FCA"), the Company obtained forward exchange contracts which where entered into by FCA. Theses forward exchange contracts may be used by the Company to minimize the impact of currency fluctuations on transactions, cash flows and firm commitments. The Company has approximately $3.4 million of contracts outstanding at December 31, 1998. These contracts are for the purchase of Canadian Dollars and mature within one to 30 months. The Company has determined that the gains and losses associated with these contracts are not material.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     10. Income taxes:

     A summary of the components of the tax provision at December 31, 1996, 1997 and 1998 is as follows:

                                                1996                1997               1998
                                             -----------        -----------        -----------
         Currently payable:
             Federal                         $   620,000        $ 2,233,000        $ 7,699,000
             State                               147,000            484,000          1,355,000
             Foreign                                --                 --              331,000

         Deferred:
             Federal                               1,000          1,752,000          3,035,000
             State                                  --               29,000            711,000
         Valuation allowance                        --              302,000               --
                                             -----------        -----------        -----------
         Provision for income taxes              768,000          4,800,000         13,131,000
             (excluding effect of
             change in tax status)

         Effect of accounting change:
             Federal                             124,000               --                 --
             State                                31,000               --                 --
                                             -----------        -----------        -----------

         Total provision                     $   613,000        $ 4,800,000        $13,131,000
                                             ===========        ===========        ===========

     Deferred tax assets (liabilities) at December 31, 1997 and 1998 consist of the following:

                                                        1997                 1998
                                                     -----------         -----------
         Deferred tax assets:
             Net operating loss carryforwards        $   302,000         $   569,000
             Contractual revenue recognition              26,000                --
             Accrued expenses                            113,000           1,056,000
                                                     -----------         -----------
                                                         441,000           1,625,000
         Deferred tax liabilities:
             Amortization                              1,710,000           4,999,000
             Depreciation                                350,000           1,735,000
             Cash basis of accounting                    457,000             375,000
                                                     -----------         -----------

                                                       2,517,000           7,109,000
                                                     -----------         -----------

         Valuation allowance                             302,000                --
                                                     -----------         -----------

         Net deferred tax liability                  $(2,378,000)        $(5,484,000)
                                                     ===========         ===========

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     10. Income taxes (continued):

     A reconciliation of the U.S. statutory income tax rate to the effective rate (excluding the effect of the change in tax status) is as follows:

                                                       1996         1997         1998
                                                      ------       ------       ------
         U.S. statutory income tax rate                 34%          34%          35%
         Income allocable to S Corporation             (27%)         --           --
         Non-deductible goodwill
             and other expenses                          5%           3%           2%
         State taxes, net of federal                     2%           5%           6%
         Utilization of net operating
             loss carryforwards                         --           --           (1%)
         JDR operating losses not tax benefited         --            9%          --
                                                       ---          ---          ---
         Effective tax rate                             14%          51%          42%
                                                       ===          ===          ===

     11.  Employee benefit plans:

     The Company has a savings plan under Section 401(k) of the Internal Revenue Code (the "Plan"). The Plan allows all eligible employees to defer up to 15% of their income on a pretax basis through contributions to the Plan. The Company will match 25% of employee contributions for an amount up to 6% of each employee's base salary. The charge to operations for the matching contributions was $72,000, $220,000, and $755,000, for 1996, 1997 and 1998,
     respectively.

     12. Supplemental cash flow information:

     The following are supplemental disclosures of cash flow information:

                                                          1996               1997                 1998
                                                      ------------        ------------        ------------
         Cash paid for interest                       $    818,000        $  1,570,000        $  2,905,000
         Cash paid for income taxes                        600,000           4,181,000           5,726,000
         Noncash investing and
           financing activities:
             Fair value of assets acquired               4,081,000          12,320,000          47,872,000
             Fair value of contributed capital                --                  --            (3,834,000)
             Property acquired under
               capital leases                              349,000             967,000             138,000
             Value of fixed assets traded for
                new fixed assets                              --               238,000                --
             Liabilities assumed from
               acquisitions                              2,006,000           7,019,000          46,730,000
             Convertible note payable,
               issued for acquisition                    1,000,000             900,000                --
             Notes payable,
               issued for acquisition                         --             1,000,000                --
             Convertible note payable,
               converted to common stock                      --             1,000,000                --
             Common stock issued for
               acquisitions                                   --             9,310,000                --
             Warrants issued                               219,000           5,450,000                --
             Warrants exercised                               --               149,000             247,000

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     13. Operating leases:

     The Company leases certain equipment under non-cancelable operating leases. Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1998:


               1999                                  $ 17,179,000
               2000                                    12,290,000
               2001                                     8,596,000
               2002                                     6,585,000
               2003                                     3,818,000
               Thereafter                               9,284,000
                                                     ------------
                                                     $ 57,752,000
                                                     ============

     Rent expense was $1,074,000, $3,656,000 and $7,756,000 for the years ended December 31, 1996, 1997, and 1998, respectively. The related party office lease expense, which terminated in July 1997, was $490,000 and $232,000, for 1996, and 1997, respectively. The total amount of base rent payments is being charged to expense on the straight-line method over the term of the lease.

     14. Redeemable preferred stock:

                                                                                   December 31,
                                                                             1997               1998
                                                                          ----------         -----------
          Redeemable Series A Preferred stock, no par value,
          417,000 shares authorized, 271,000 shares issued and
          outstanding                                                     $4,408,000         $ 5,394,000


          Convertible Series A Preferred stock, no par value,
          555,000 shares authorized, 51,000 and 363,000 shares
          issued and outstanding, respectively                               606,000           4,601,000

          Convertible Series B Preferred stock, no par value,
          204,000 shares authorized, 126,000 and 149,000 shares
          issued and outstanding, respectively                             1,508,000           1,887,000
                                                                          ----------         -----------
                                                                          $6,522,000         $11,882,000
                                                                          ==========         ===========

     JDR issued 271,000 shares of Redeemable Series A stock to repay $6.6 million of borrowings under the JDR Bridge Loan (see Note 4) and for cash proceeds of $476,000. The Redeemable Series A stock required a dividend (payable in kind) of 7.0% per year, payable quarterly in arrears. The holders of the Redeemable Series A stock could have redeemed these shares for their liquidation preference, plus accrued and unpaid dividends, beginning on May 30, 2003. JDR would have been obligated to redeem these shares on the earlier of their initial public offering or May 30, 2004. The Redeemable Series A stock had limited voting rights, was senior to the Series C Preferred stock and common stock and had a liquidation value of $7.9 million, including dividends of $819,000, at December 31, 1998. All of the Redeemable Series A Preferred stock was converted into NCO common stock on March 31, 1999 using a conversion ratio of one-for-one.

     JDR issued 38,000 shares of Series A Preferred stock to repay $439,000 of borrowings under the JDR Bridge Loan (see Note 4). In addition, JDR issued 13,000 shares of Series A Preferred stock in exchange for certain Redeemable Series A and Series B Preferred stock. The Series A Preferred required a dividend (payable in kind) of 6.0% per year, payable quarterly in arrears. The holders of the Series A Preferred stock could have converted their shares at any time into voting common stock at a conversion ratio of one-for-one. In addition, the holders of the Series A Preferred stock could have

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     14. Redeemable preferred stock (continued):

     redeemed their shares for their liquidation preference, plus accrued but unpaid dividends, beginning on May 30, 2002. The Series A Preferred stock had limited voting rights, was senior to the Series C Preferred stock and common stock and had a liquidation value of $4.6 million, including dividends of $414,000, at December 31, 1998. All of the Series A Preferred stock was converted into NCO common stock on March 31, 1999.

     JDR issued 125,000 shares of Series B Preferred stock to repay $1.3 million of borrowings under the JDR Bridge Loan (see Note 4) and for cash proceeds of $127,000. The Series B Preferred stock required a dividend (payable in kind) of 6.0% per year, payable quarterly in arrears. The holders of the Series B Preferred stock could have converted their shares at any time into nonvoting common stock at a conversion ratio of one-for-one. In addition, the holders of the Series B Preferred stock could have redeemed these shares for their liquidation preference, plus accrued but unpaid dividends, beginning on May 30, 2002. The Series B Preferred stock had limited voting rights, was senior to the Series C Preferred stock and common stock and had a liquidation value of $1.9 million, including dividends of $170,000, at December 31, 1998. All of the Series B Preferred stock was converted into NCO common stock on March 31, 1999.

     15. Shareholders' equity:

         Preferred Stock

     As of December 31, 1997 and 1998, the Company had 237,000 shares designated as Series C Preferred stock, of which 146,000 shares were issued and outstanding. The Series C Preferred stock required a dividend (payable in kind) of 6.0% per year, payable quarterly in arrears. The Company could have, at its option, redeemed the Series C Preferred, at any time, for its liquidation value. The holders of the Series C Preferred stock could have converted their shares at any time after May 30, 2000, or at the time any shares of Series A Preferred stock or Series B Preferred stock were converted into common stock, into nonvoting common stock at a conversion ratio of one-for-one. The Series C Preferred stock had a liquidation value of $1.7 million and $1.9 million, including dividends of $60,000 and $167,000, at December 31, 1997 and 1998, respectively. All of the Series C Preferred stock was converted into NCO common stock on March 31, 1999.

         Common Stock

     Effective September 3, 1996, the shareholders of NCO Financial Systems, Inc. contributed each of their shares of common stock in exchange for one share of common stock of the Company, a recently formed corporation. In September 1996, the Company also effected a 46.56-for-one stock split and increased the number of authorized shares to 5,000,000 shares of preferred stock and 25,000,000 shares of common stock. In December 1997, the Company effected a three-for-two stock split and increased the authorized shares of common stock to 37,500,000. All per share and related amounts have been adjusted to reflect the stock exchange and stock splits.

     On November 13, 1996, the Company completed its initial public offering (the "IPO"), selling 4,312,500 shares of common stock including 562,500 over-allotment shares sold by existing shareholders at a price to the public of $8.67 per share. The IPO raised net proceeds of approximately $28.8 million for the Company. A director of the Company received compensation of $240,000 for services rendered in connection with the IPO.

     In July 1997, the Company completed a public offering (the "1997 Offering"), selling 4,312,500 shares of common stock at a price to the public of $19.67 per share, including 2,166,000 shares issued by the Company, 1,212,869 shares (562,500 of which were over-allotment shares) sold by existing shareholders, 75,480 shares acquired by employees through the exercise of stock options, 225,000 shares acquired by the Company's bank (Mellon Bank, N.A.) through the exercise of stock warrants,

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     15. Shareholders' equity (continued):

     115,385 shares acquired through the conversion of the Company's convertible note issued in connection with the acquisition of Management Adjustment Bureau Inc. ("MAB") in September 1996, and 517,767 shares acquired by CRW Financial, Inc. in connection with the acquisition by NCO of the Collection Division of CRW Financial, Inc. ("CRWCD"). The Company received net proceeds from the 1997 Offering, after underwriting discounts and expenses, of approximately $40.4 million.

     In June 1998, the Company completed a public offering (the "1998 Offering"), selling 4,978,476 shares of common stock at a price to the public of $21.50 per share, including 4,469,366 shares (469,366 of which were over-allotment shares exercised in July 1998) issued by the Company, 360,000 shares (180,000 of which were over-allotment shares exercised in July 1998) sold by management and related shareholders and 149,110 shares sold by certain non-management shareholders. The Company received net proceeds from the 1998 Offering, after underwriting discounts and expenses, of approximately $91.3 million.

     As of December 31, 1997 and 1998, the Company had 4,897,000 shares of nonvoting common stock authorized, of which 1,088,000 shares were issued and 1,068,000 and 1,044,000 shares were outstanding, respectively. All of the nonvoting common stock was converted into NCO common stock on March 31, 1999.

         Common Stock Warrants

     On May 30, 1997, JDR issued warrants to purchase 621,000 shares of nonvoting common stock at a nominal value in connection with the sale of capital stock and the JDR Credit Facility (see Note 6). All of the warrants were exercised and converted into NCO common stock on March 31, 1999.

         Treasury Stock

     The Company had 44,000 shares of nonvoting common stock and 312,000 shares of voting common stock in Treasury at December 31, 1998. All of the treasury shares were retired on March 31, 1999.

     16. Earnings per share:

     Basic earnings per share were computed by dividing the net income (including pro forma income taxes where applicable) for the years ended December 31, 1996, 1997 and 1998 by the pro forma weighted average number of shares outstanding. Pro forma net income amounts are used for 1996 because the historical net income does not include the impact of federal and state income taxes as if the Company had been subject to income taxes. Diluted earnings per share were computed by dividing the net income (including pro forma income taxes where applicable), adjusted for the effects of interest expense attributable to convertible debt, for the years ended December 31, 1996, 1997 and 1998 by the weighted average number of shares outstanding including common equivalent shares. All outstanding options, warrants and convertible securities have been utilized in calculating diluted net income per share, using the initial public offering price of $8.67 per share for periods prior to the IPO, only when their effect would be dilutive. For 1996, the pro forma weighted average number of shares outstanding have also been adjusted to include the number of shares of common stock (375,000 shares) that the Company would have needed to issue at the initial public offering price of $8.67 per share to finance the distribution of undistributed S Corporation earnings through the date on which the Company terminated its S Corporation status.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     16. Earnings per share (continued):

     The reconciliation of basic to diluted earnings per share ("EPS") consists of the following (amounts in thousands, except EPS amounts) (1996 are pro forma for taxes):

                                                 1996                 1997                 1998
                                          --------------------  ------------------  --------------------
                                           Shares      EPS       Shares     EPS      Shares      EPS
                                          ---------  ---------  --------- --------  ---------- ---------
         Basic                               7,630    $ 0.34      13,736   $ 0.22      18,324    $ 0.91

         Dilutive effect of warrants            --        --         459    (0.01)        725     (0.03)

         Dilutive effect of options             --        --         491    (0.01)        615     (0.03)

         Dilutive effect of
           preferred dividends                  --        --           2       --          30        --

         Dilutive effect of
           convertible notes                    28        --         120       --          64        --
                                            ------    ------      ------   ------      ------    ------
         Diluted                             7,658    $ 0.34      14,808   $ 0.20      19,758    $ 0.85
                                            ======    ======      ======   ======      ======    ======

     17. Stock options:

     In June 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). In September 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan") and the 1996 Non-Employee Director Stock Option Plan (the "Director Plan") . The 1995 Plan and 1996 Plan, as amended, authorized 333,000 and 1,717,000 shares, respectively, of incentive or non-qualified stock options. The Director Plan, as amended, authorized 186,000 shares. The vesting periods for the outstanding options under the 1995 Plan, the 1996 Plan and the Director Plan are three years, three years and one year, respectively. The maximum exercise period is ten years after the date of grant.

     In June 1997, JDR established the JDR Holdings, Inc. 1997 Stock Option Plan (the "JDR Plan") for its employees, directors and certain other individuals. The Company may grant incentive or non-qualified stock options under the JDR Plan. An aggregate of 69,000 shares of common stock is reserved for the JDR Plan. The Board of Directors administers the JDR Plan and determines the terms of the option grants. Options vest as determined by the Board (generally ratably over five years) and expire no later than 10 years.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)


     17. Stock options (continued):

     A summary of stock option activity since inception of the 1995 Plan, the 1996 Plan, the Director Plan, and the JDR Plan (collectively, the "Plans") is as follows:

                                                                                           Weighted
                                                                                            Average
                                                                                           Exercise
                                                                      Number of             Price
                                                                       Options             Per Share
                                                                    ------------          -----------
           Outstanding at January 1, 1996                               216,000               $ 1.82
             Granted                                                    442,000                 9.25
                                                                    ------------          -----------
           Outstanding at December 31, 1996                             658,000                 6.80
             Granted                                                    493,000                21.21
             Exercised                                                 (50,000)                 4.20
             Forfeited                                                 (36,000)                10.72
                                                                    ------------          -----------
           Outstanding at December 31, 1997                           1,065,000                13.95
             Granted                                                    776,000                27.32
             Exercised                                                (230,000)                 5.98
             Forfeited                                                 (32,000)                19.78
                                                                    ------------          -----------
           Outstanding at December 31, 1998                           1,579,000              $ 21.44
                                                                    ============          ===========

           Stock options exercisable at December 31, 1998               414,000              $ 15.10
                                                                    ============          ===========

     The following table summarizes information about fixed stock options outstanding as of December 31, 1998:

                                       Stock Options Outstanding                 Stock Options Exercisable
                            -------------------------------------------------   -----------------------------
                                              Weighted           Weighted                        Weighted
           Range of                           Average            Average                         Average
       Exercise Prices        Shares       Remaining Life     Exercise Price      Shares      Exercise Price
     ---------------------  ------------  -----------------   ---------------   -----------   ---------------
     $ 1.82                      27,000      6.41 years               $ 1.82        27,000            $ 1.82
     $ 8.66   to  $12.09        355,000      7.85 years                 9.54       214,000              9.71
     $15.00   to  $19.42        217,000      8.25 years                16.78        83,000             16.94
     $21.00   to  $25.00        582,000      9.33 years                22.62        63,000             23.25
     $28.44   to  $36.88        371,000      9.84 years                33.07         9,000             34.63
     $45.00   to  $57.71         27,000      8.96 years                49.66        18,000             51.94
                              ---------      ----------              -------       -------           -------
                              1,579,000      8.91 years              $ 21.44       414,000           $ 15.10
                              =========      ==========              =======       =======           =======

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     17. Stock options (continued):

     The Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost based on the fair value of the options granted at grant date. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date, net income and earnings per share for 1996, 1997 and 1998 would have been reduced to the unaudited pro forma amounts indicated in the following table:

                                                            1996            1997             1998
                                                         ----------      ----------      -----------
           Net income - as reported                      $2,541,000      $4,591,000      $18,345,000
           Net income - pro forma                        $2,483,000      $4,115,000      $17,264,000
           Basic:
                Earnings per share - as reported              $0.34           $0.22            $0.91
                Earnings per share - pro forma                $0.33           $0.18            $0.85
           Diluted:
                Earnings per share - as reported              $0.34           $0.20            $0.85
                Earnings per share - pro forma                $0.32           $0.17            $0.79

     The estimated weighted-average grant-date fair values of the options granted during the years ended December 31, 1996, 1997 and 1998 were $4.35, $6.53 and $9.86, respectively. All options granted were at the market price of the stock on the grant date. For valuation purposes, the Company utilized the Black-Scholes option pricing model using the following assumptions on a weighted average basis for the options granted under the 1995 Plan, the 1996 Plan and the Director Plan:

                                              1996          1997          1998
                                             ------        ------        ------

           Risk-free interest rate            6.32%         6.19%         4.98%
           Expected life in years             3.25          3.25          3.25
           Volatility factor                 32.16%        40.42%        43.38%
           Dividend yield                      None          None          None
           Forfeiture rate                    5.00%         5.00%         5.00%

     For valuation purposes, the Company utilized the Black-Scholes option pricing model using the following assumptions on a weighted average basis for the options granted under the JDR Plan: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 6.6%, and an expected life of 10 years.

     In May 1997, one senior executive of JDR exercised options to purchase 36,000 Nonvoting Common shares at $0.02 per share and one stockholder and Director of JDR exercised options to purchase 13,000 Nonvoting Common shares at $0.02 per share. These options were granted in November 1993. At December 31, 1997 and 1998, the Company had 36,000 options outstanding to purchase Nonvoting Common stock at $0.02 per share. These options were granted in November 1993 to a senior executive of JDR.

     On July 1997, a consultant to JDR received options to purchase 228,000 shares of Nonvoting Common stock at $11.54 per share. The original vesting schedule of these options was 4% on January 1, 1998 and 1% on January 1, 1999, 2000 and 2001. These options became fully vested upon the completion of the acquisition of JDR on March 31, 1999. The Company will record the $960,975 value as expense as the options vest. For the year ended December 31, 1998, the Company recorded $686,410 as consulting expense for these options. This consultant also served as a Director of JDR.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     18. Fair value of financial instruments:

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

     Cash and Cash Equivalents: The carrying amount reported in the balance sheet approximates fair value because of the short maturity of these instruments.

     Debt: The Company's non-seller-financed debt is primarily variable in nature and based on the prime rate, and accordingly, the carrying amount of debt instruments approximates fair value. Seller-financed debt arising from the Goodyear acquisition consists of a note payable which contains a conversion option allowing the holder to convert the debt into shares of common stock at a price of $14.12 per share. The seller-financed debt was converted into 63,755 shares of common stock on February 15, 1999. Accordingly, the fair value of the debt as of December 31, 1998 was calculated using the closing market price of NCO's common stock on February 15, 1999.

     Interest Rate Instruments: While it is not the Company's intention to terminate any of the interest rate instruments, the fair value of the instruments was estimated by obtaining quotes from brokers that represented amounts the Company would have received or paid if the agreements were terminated at December 31, 1998. These fair values indicated that the gains or losses that would have resulted from the termination of the interest rate swap agreement and the interest rate collar agreement at December 31, 1998 would have not been material.

     Foreign Exchange Contracts: The fair value of foreign exchange contracts at December 31, 1998 was not material.


     The estimated fair value of the Company's financial instruments are as follows at December 31:

                                                                  1997                       1998
                                                         ----------------------      ---------------------
                                                         Carrying        Fair         Carrying       Fair
                                                          Amount         Value         Amount        Value
                                                         --------       -------       --------       -----
     Financial Assets:
         Cash and cash equivalents                     $30,379,000    $30,379,000   $23,560,000  $23,560,000

     Financial Liabilities:
         Non-interest bearing note payable                  92,000         92,000        36,000       36,000
         Subordinated seller notes payable               1,000,000      1,000,000       500,000      500,000
         Subordinated seller
              notes payable, convertible                   900,000      1,683,000       900,000    2,176,000

     19.  Commitments and contingencies:

     The Company is party, from time to time, to various legal proceedings incidental to its business. In the opinion of management none of these items individually or in the aggregate would have a significant effect on the financial position, result of operations, cash flows, or liquidity of the Company.

                                NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)


     20. Transactions with related parties:

     For the years ended December 31, 1997 and 1998, revenue includes $496,000 and $328,000 respectively, related to collection services provided to an affiliate of a shareholder and $91,000 and $69,000, respectively, related to telemarketing services provided to a company that is owned by two of the Company's officers. At December 31, 1997 and 1998, accounts receivable includes $172,000 and $0, respectively, due from these two companies.

     The Company has an agreement with a shareholder to provide technical and management assistance to the Company. This agreement provides for an annual fee of $75,000. For the years ended December 31, 1997 and 1998, the Company has charged to expense $44,000 and $75,000, respectively, pursuant to this contract.

     21. Other recent accounting pronouncements:

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the fiscal years beginning after June 15, 1999. SFAS No. 133 requires that an entity recognize all derivative instruments as either assets or liabilities on its balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction, and, if it is, the type of hedge transaction. The Company will adopt SFAS No. 133 by the first quarter of 2000. Due to the Company's limited use of derivative instruments, SFAS No. 133 is not expected to have a material impact on the consolidated results of operations, financial condition or cash flows of the Company.

     22.  Segment reporting:

     As of December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

     The accounting policies of the segments are the same as those described in note 2, "Summary of significant accounting policies." Segment data includes a charge allocating corporate overhead costs to each of the operating segments based on revenue and employee headcount.

     The Company is currently organized into market segment specific operating divisions that are responsible for all aspects of client sales, client service and operational delivery of services. The operating divisions, which are each headed by a divisional chief executive officer, include Accounts Receivable Management, Technology-Based Outsourcing Services, Healthcare Services, Marketing Strategy and International Operations.

     The Accounts Receivable Management division provides accounts receivable management services to consumer and commercial accounts for all market segments, serving clients of all sizes in local, regional and national markets.

     With the acquisition of JDR, the Technology-Based Outsourcing Services division was created. This division continues the growth of the client relationship beyond bad debt recovery and delinquency management, delivering cost-effective receivables and customer relationship management solutions.

                                 NCO GROUP, INC.
             Notes to Consolidated Financial Statements (Continued)

     22.  Segment reporting (continued):

     The Healthcare Services division primarily focuses on providing comprehensive outsourcing services for the hospital market. In addition, the Healthcare Services division provides receivable management programs for physician groups and allied health service providers.

     The International Operations division provides accounts receivable management services across Canada and the United Kingdom.

     The Marketing Strategy division provides full-service custom market research services to the telecommunications, financial services, utilities, healthcare, pharmaceutical, and consumer products sectors. In addition, the Marketing Strategy division provides telemarketing services for clients, including lead generation and qualification, and the actual booking of appointments for a client's sales representatives.

     The following table represents the segment information for the year ended December 31, 1996 (amounts in thousands):

                             A/R     Tech-Based   Healthcare    Intl.     Marketing   Consol.      NCO
                           Mngmnt.    Outsrcg.     Services   Operations  Strategy     Adj.      Consol.
                          ---------- ------------ ----------- ----------- ---------- ---------- -----------
     Revenue               $ 30,760            -           -           -          -      $  -    $ 30,760
     Payroll and
       Related expenses      14,651            -           -           -          -         -      14,651
     Selling general and
       admin. expenses       10,024            -           -           -          -         8      10,032
                           --------    ---------    --------    --------    -------      ----    --------
     EBITDA                $  6,085            -           -           -          -      $ (8)   $  6,077
                           ========    =========    ========    ========    =======      ====    ========

     The following table represents the segment information for the year ended December 31, 1997 (amounts in thousands):

                             A/R     Tech-Based   Healthcare    Intl.     Marketing   Consol.      NCO
                           Mngmnt.    Outsrcg.     Services   Operations  Strategy     Adj.      Consol.
                          ---------- ------------ ----------- ----------- ---------- ---------- -----------
     Revenue               $ 81,942    $  17,778           -           -    $ 8,353   $    -     $ 108,073
     Payroll and
       related expenses      40,549       10,945           -           -      5,454        1        56,949
     Selling general and
       admin. expenses       27,041        5,888           -           -      1,804     1,639       36,372
                           --------    ---------    --------    --------    -------  --------    ---------
     EBITDA                $ 14,352    $     945           -           -    $ 1,095  $ (1,640)   $  14,752
                           ========    =========    ========    ========    =======  ========    =========

     The following table represents the segment information for the year ended December 31, 1998 (amounts in thousands):

                             A/R      Tech-Based   Healthcare    Intl.     Marketing  Consol.      NCO
                           Mngmnt.     Outsrcg.     Services   Operations  Strategy     Adj.     Consol.
                          ----------- ------------ ----------- ----------- ---------- --------- -----------
     Revenue                $127,419      $43,530    $ 20,442    $ 18,556   $ 20,005   $    -    $ 229,952
     Payroll and
       Related expenses       63,023       22,932       9,930      10,902     12,527        -      119,314
     Selling general and
       admin. expenses        38,628       11,893       5,978       4,858      5,210       21       66,588
                            --------      -------    --------    --------   --------   ------    ---------
     EBITDA                 $ 25,768      $ 8,705    $  4,534    $  2,796   $  2,268   $  (21)   $  44,050
                            ========      =======    ========    ========   ========   ======    =========